EXHIBIT 99.2

July 10, 2012

ApolloMed ACO Selected To Participate In A Transformative New Initiative Sponsored by the Centers for Medicare and Medicaid Services

Glendale, California – Apollo Medical Holdings, Inc. (“ApolloMed”) (OTCQB – AMEH), a leading provider of hospitalist, critical care and multi-disciplinary care management services to the healthcare community, announces that ApolloMed ACO, one of its subsidiaries, has been officially selected by the Centers for Medicare and Medicaid Services (“CMS”) to participate in the Medicare Shared Savings Program. (“MSSP”)

The Medicare Shared Savings Program model is designed to encourage the development of Accountable Care Organizations (“ACOs”), which can be comprised of hospitals, doctors and other health care providers who work together and are accountable for quality outcomes and the overall patient experience, while reducing the growth in Medicare expenditures.

Through the MSSP model, ApolloMed ACO will work with CMS on a program for Medicare beneficiaries that enhances the engagement between patients and their medical providers through the coordination of care and services across all aspects of their health needs. Patients will benefit from improved quality and outcomes as a result of a more efficient and coordinated approach among providers.

“We are pleased that our ACO has been selected by CMS to participate in the Medicare Shared Savings Program. Our involvement at this early stage of accountable care positions our company extremely well to thrive during this critical phase of health care,” stated Warren Hosseinion, M.D., Chief Executive Officer of Apollo Medical Holdings, Inc. and ApolloMed ACO, Inc. “We feel a deep sense of responsibility for our patients and will focus on delivering coordinated, patient-centered, high quality and cost-effective care for them.”

“The accountable care model represents the future of health care delivery in the United States,” stated Eli Hendel, M.D., Chairman of the Board of ApolloMed ACO, Inc. “We are very excited about the opportunity to provide leadership in achieving the goals of the Medicare Shared Savings Program.”

Over one hundred primary care physicians from Greater Los Angeles and Central California joined ApolloMed ACO.

About Apollo Medical Holdings, Inc.

ApolloMed is a leading provider of integrated medical care and management services plus multi-disciplinary care management services targeting inefficiencies in healthcare payer and provider networks. The Company’s integrated model combines its Accountable Care Organization, hospitalist medicine, critical care medicine, 24-hour physician call center, case management, high-risk medicine program and transition care management.

For more information, please visit our website: www.apollomed.net

Media Contact:

Nidia Flores

Apollo Medical Holdings, Inc.

818-396-8050

nflores@apollomed.net